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                                                                     EXHIBIT 5.1

                                 LAW OFFICES OF

                          PILLSBURY MADISON & SUTRO LLP

LOS ANGELES              POST OFFICE BOX 7880                 PALO ALTO
NEW YORK              SAN FRANCISCO, CALIFORNIA 94120       ORANGE COUNTY
SACRAMENTO               TELEPHONE (415) 983-1000             SAN DIEGO
SAN FRANCISCO           TELECOPIER (415) 983-1200             HONG KONG
WASHINGTON, D.C.                                                TOKYO


                                                            November 14, 2000

Cygnus, Inc.
400 Penobscot Drive
Redwood City, CA 94063-4719

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We are acting as counsel for Cygnus, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock, $.001 par value (the "Common Stock") of the Company, with an aggregate purchase price of up to thirty-six million dollars ($36,000,000), to be offered and sold by a certain stockholder of the Company (the "Selling Stockholder"). In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to such shares of Common Stock. (Such Registration Statement, as amended, is herein referred to as the "Registration Statement.")

         We are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholder have been duly authorized and legally issued and are fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                                Very truly yours,

                                                PILLSBURY MADISON & SUTRO LLP